Exhibit 10.7

August 11, 2008

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of June 2, 2004 and as amended and restated on August 11, 2008 (the “Agreement”), between Isola USA Corp, (the “Company”), and Ray Sharpe (the “Executive”).

WHEREAS, Isola Aktiengessellschaft, RUTGERS AG, and TPG Hattrick Holdco, LLC (“Holdco”) have entered into a Sale and Purchase Agreement (the “Sale and Purchase Agreement”), pursuant to which, after giving effect to the transactions contemplated by the Sale and Purchase Agreement (the “Transaction”), the Company shall become a subsidiary of Holdco;

WHEREAS, the Company desires that subject to and upon the consummation of the Transaction, Executive will become employed by the Company as its Chief Executive Officer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Employment, Duties and Agreements.

(a)           The Company hereby agrees to employ the Executive as its Chief Executive Officer and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall report to the Board of Directors of the Company (the “Board”) or its designee and shall have such duties and responsibilities as the Board may reasonably determine from time to time as are consistent with Executive’s position as President. In addition, during the Employment Period, the Company shall cause the Executive to be elected as a member of the Board. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company. The Executive’s principal work location shall be Chandler, Arizona, provided that the Executive shall be required to travel as required in order to perform his duties and responsibilities hereunder.

(b)           During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c)           During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2.             Compensation.

(a)           As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $500,000 per annum, as such may be adjusted (but not below $500,000) from time to time (the “Base Salary”).

(b)           In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program established and approved by the Board (the “Program”) and, pursuant to the Program, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 75% of Base Salary (the “Target Bonus”) up to a maximum of 150% of Base Salary, based on the achievement of annual performance objectives as set forth in the Program, subject to the Executive’s employment with the Company through the applicable payment date for the Annual Bonus. Nonetheless, in your first year of employment, your bonus will not be less than $150,000.

(c)           As soon as practicable after the Effective Date (as defined in Section 3 below), Holdco shall cause TPG Hattrick Partners, L.P. (the “Partnership”) to grant the Executive an option or similar arrangement that provides similar economics as an option (the “Option”) to purchase partnership units constituting .6% of the Partnership on a fully-diluted basis as of the Effective Date at an exercise price equal to the “fair market value” (as determined pursuant to the TPG Hattrick Partners L.P. 2004 Unit Incentive Plan (the “Plan)), on the date of grant (the “Grant Date”) of such Option. The Option shall be subject to and governed by the Plan and shall be evidenced by a stock option grant agreement as provided under the Option Plan. Twenty (20) percent of the Option shall vest and become exercisable on each anniversary of the Grant Date beginning on the first anniversary of the Grant Date until 100% of the Option is fully vested and exercisable; provided that the Executive is still employed by the Company on each such date that a portion of the Option is to become exercisable. Notwithstanding the foregoing, in the event the Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 3 below) or by the Executive for Good Reason (as defined in Section 5 below) within the two-year period following a Change of Control (as defined in the Option Plan) the Option shall become immediately exercisable. The Option, or portion thereof, that has not become exercisable shall automatically expire on the Date of Termination (as defined in Section 4 below). The Option, or portion thereof, that has become exercisable as of the Date of Termination shall expire on the earlier of (i) ninety (90) days after the date the Executive’s employment is terminated for any reason other than by the Company with or without Cause, or the Executive’s death or Disability; (ii) two years after the date the Executive’s employment is terminated by reason of death or Disability or by the Company without Cause; (iii) the commencement of business on the date the Executive’s employment is terminated for Cause; or (iv) the tenth anniversary of the Grant Date.

The purchase of any Partnership Units upon the exercise of the Option, or any other purchase or allocation of interests in the Partnership contemplated by this Agreement, will be subject to the Executive’s execution of the “Partnership Agreement” for the Partnership, which will include, among other things, (1) restrictions on transfer of the Units or other interests in the Partnership, (2) certain drag-along and tag-along rights and obligations, (3) certain lock-up rights in connection with any underwritten public offering of equity securities of the Partnership or any affiliate and (4) that Executive make such representations and execute such documents as the Company or the Partnership determine are reasonably necessary or appropriate to comply with any applicable securities or tax law requirements, to qualify for any exemption from any applicable securities laws or to ensure Executive’s compliance with his obligations under the Partnership Agreement.

(d)           Within 90 days after the Effective Date, the Executive will have invested seven hundred and fifty thousand dollars ($750,000) in Partnership units and PIK Preferred Units (as defined in the Partnership Agreement). The allocation of Partnership units and PIK Preferred Units will be based on the proportionate share of TPG Hattrick Holdco, LLC’s investment, as determined by the Company. With respect to the Executive’s purchase of PIK Preferred Units, the Company shall permit the Executive to effect such purchases by electing to defer 100% of his Base Salary into a deferral account (the “Deferral Account”) until the balance of the Deferral Account equals the purchase price of the PIK Preferred Units. The Deferral Account shall be notionally invested in the PIK Preferred Units through the deferral distribution date (the “Deferral Distribution Date”), which shall be determined by the Company and the Executive and specified in the Executive’s deferral election notice. On the Deferral Distribution Date, the Company will distribute to the Executive or otherwise evidence the Executive’s ownership of the PIK Preferred Units. During the deferral period, the Executive will have no rights in the PIK Preferred Units and will be an unsecured creditor of the Company with respect to the balance accrued in the Deferral Account.

(e)           As soon as practicable after the Effective Date, the Executive shall have been granted a “2x Profits Interest” with respect to .35% of the Partnership and a “3x Profits Interest” with respect to .35% of the Partnership. Twenty (20) percent of each of the 2x Profits Interest and the 3x Profits Interest shall vest on each anniversary of the Effective Date beginning on the first anniversary of the Effective Date until 100% of the Option is fully vested, in each case subject to the Executive’s continued employment with the Company through the applicable vesting date. The 2x Profits Interest will not participate in allocations or distributions of profits of the Partnership until after the applicable Threshold (as defined below) has been achieved and the 3x Profits Interest will not participate in allocations or distributions of profits of the Partnership until after the applicable Threshold (as defined below) has been achieved. The “Threshold” with respect to the 2x Profits Interest will be the attainment by the Partnership of a fair market value (as determined by the Board) of two times the fair market value of the Partnership on the date hereof after taking into account the accrued profits preference of the PIK Preferred Units; the Threshold Amount with respect to the 3x Profits Interest will be the attainment by the Partnership of a fair market value (as determined by the Board) equal to three times the fair market value of the Partnership on the date hereof after taking into account the accrued profits preference of the PIK Preferred Units. Following the achievement of the applicable Threshold, allocations will be made with respect to the 2x Profits Interest or 3x Profits Interest, as the case may be, based on profits of the Partnership earned after the applicable Threshold has been attained and after taking into account the accrued profits preference of the PIK Preferred Units. The remaining terms and conditions of the 2x and 3x Profits Interests will be governed by the Partnership Agreement and any other agreement that may be provided by the Partnership.

(f)            During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(g)           The Company shall provide the Executive with a car, country club and supplemental insurance allowance not to exceed, in the aggregate, $35,000 per calendar year, pro rated for any partial calendar year of service under this Agreement and payable to the Executive in monthly installments.

(h)           The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3.             Employment Period.

The Employment Period shall commence on the closing of the Transaction (the date on which the Employment Period commences shall be referred to as the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a)           Death. The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period, the Executive shall not have returned to the performance of his duties on a full-time basis.

(c)           Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause, the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d)           Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e)           Voluntarily. The Executive may voluntarily terminate his employment hereunder (with or without Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below) (unless a shorter time is requested by the Company in writing).

4.             Termination Procedure.

(a)           Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment (with or without Good Reason), the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5.             Termination Payments.

(a)           Without Cause. Except as otherwise provided in Section 5(b) below, in the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause, in addition to the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) the Executive shall be entitled to continue to receive his Base Salary at the rate in effect as of the Date of Termination for a period of eighteen (18) months following the Date of Termination, with such Base Salary to be paid in installments in accordance with the Company’s normal payroll practices; provided that the payments and benefits provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective on or before the 30th day following the Date of Termination (the “Release”), and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof; and provided, further, that the salary continuation payments shall commence on the first payroll date after the forty-fifth (45th) day after the Executive’s Date of Termination and shall include any salary continuation payments that would have been otherwise due prior thereto but for this proviso. Notwithstanding the foregoing, the Executive shall be required to mitigate any damages that the Executive may incur as a result of a termination of his employment by the Company without Cause during the Employment Period by seeking employment comparable in terms of compensation, position and location to the Executive’s employment hereunder. Any amounts that the Executive earns pursuant to such employment shall offset and reduce the amount of severance required to be paid to the Executive pursuant to this Section 5(a) during the one-year period following the Date of Termination. For purposes of this Section 5(a), “employment” shall mean any activity for which the Executive is compensated as a result of the rendering of services, whether such services are rendered as a common law employee, a partner, sole proprietor, independent contractor or otherwise. The Executive shall be required to provide such evidence as the Company may reasonably require regarding the amount of such earnings. Except as provided in this Section 5(a) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under this Agreement.

(b)           Certain Terminations Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within the two (2) year period following the occurrence of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (in each case as such term is defined in Section 409A(a)(2)(A)(v) of U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Regulation Section 1.409A-3(i)(5)), or any successor provisions thereto (a “Change in Control”), then this Section 5(b) shall govern, and Section 5(a) shall have no effect. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within the two (2) year period following a Change in Control, the Executive will, subject to this Section 5(b), be entitled to: (i) accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid), and (ii) a lump sum payment on the 45th day following such Date of Termination equal to (x) one and a half times (1.5x) Base Salary at the rate in effect as of the Date of Termination, plus (y) the Target Bonus. In addition, for the eighteen month period following such Date of Termination, the Company shall continue to provide medical benefits to the Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (the “Group Benefits”) (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive); provided, however, that if the Executive is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the corresponding Group Benefits described herein shall be terminated. The Executive shall promptly notify the Company of any changes in his medical benefits coverage. The payments and benefits provided herein are subject to and conditioned on the Release and the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. Notwithstanding the foregoing, in the event that Executive’s employment is terminated, such termination is governed by this Section 5(b), and the 45th day following the Date of Termination is on or before December 31, 2008, then the amounts payable under Section 5(b)(ii) shall not be paid on the 45th day following the Date of Termination as provided above, and instead the amount payable under Section 5(b)(ii)(x) hereof shall, to the extent otherwise payable in accordance with this Section 5(b), be payable in accordance with the Company’s normal payroll practices until the first payroll date occurring in January 2009, at which time any amount due pursuant to Section 5(b)(ii)(x) and (y) which shall not have been paid as of such date shall be paid in lump sum. Except as provided in this Section 5(b) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

The term “Good Reason” shall mean: (i) the assignment of duties or responsibilities that constitute a material diminution of authority of the Executive, provided that Good Reason shall not exist solely as a result of the Company becoming part of a larger organization, or (ii) a relocation of the primary office of the Executive to more than fifty (50) miles from its current location in Chandler, Arizona; provided that in each of clause (i) and (ii), the Executive serves notice on the Company specifically identifying the circumstances that the Executive believes constitute Good Reason within sixty (60) days of the date such circumstances occurred and gives the Company a reasonable period of time (not to exceed thirty (30) days) to cure such circumstances to the extent reasonably susceptible to cure, and in each of clause (i) or (ii), without the prior consent of the Executive.

(c)           Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation; (ii) his accrued but unpaid Base Salary; and (iii) any Annual Bonus earned by the Executive in respect of the Company’s fiscal year ending immediately prior to the Date of Termination. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

(d)           Cause or Voluntarily. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive (other than a termination by the Executive governed by Section 5(b)), the Company shall pay the Executive within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation through the Date of Termination; and (ii) his accrued but unpaid Base Salary through the Date of Termination. Except as provided in this Section 5(d) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

6.             Legal Fees; Directors and Officers’ Liability Insurance.

(a)           In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

(b)           During the Employment Period, the Executive shall be entitled to the same directors and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

7.             Non-Solicitation.

During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of their subsidiaries to perform services for any entity (other than the Company or their subsidiaries), or attempt to induce any such employee to leave the employ of the Company or their subsidiaries.

8.             Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a)           The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b)           The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of one (1) year following the termination of his employment with the Company, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Person. For purposes of this Section 8(b), the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located. For purposes of this Agreement, the “Business” shall mean the production and sale of glass epoxy laminates throughout the world, and such other businesses as the Company may engage in from time to time.

(c)           The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d)           The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9.             Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10.           Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company may reform any provision of this Agreement to the extent reasonably necessary to comply with Section 409A of the Code.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section I.409A-1(h) (or any successor provision). Solely for purposes of this Section l0(b), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

i.              It is intended that each installment, if any, of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code; and

ii.             If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is subject to this Section 10 (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)           Whenever a payment under this Agreement specifics a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

11.           Representations.

(a)           The parties hereto hereby represent that they each have the authority to enter into this Agreement (provided that the Company’s obligations hereunder remain subject to final approval by the Board), and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(b)           The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

12.           Miscellaneous.

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

with a copy to:

Robert J. Raymond

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

If to the Executive:

Ray Sharpe

At the address on file for the Executive at the Company, or to such other address as any party hereto may designate by notice to the others.

(b)           This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment, including without limitation the offer letter provided on the same date hereof (it being understood that any stock options granted to the Executive shall be governed by the relevant option plan and related stock option grant agreement and any other related documents).

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)           The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) (i)       This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f)            Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g)           The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h)           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its principles of conflicts of law.

(i)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j)            The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Isola USA Corp.

/s/ Kevin R. Burns
Name: Kevin R. Burns
Title: Chairman of the Board

/s/ Ray Sharpe
Ray Sharpe